Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (the “Agreement”) is effective as of August 8, 2001 (the “Effective Date”) between Ocular Sciences, Inc., a Delaware corporation with its principal offices located at 1855 Gateway Boulevard, Suite 700, Concord, CA 94520 (the “Company”), and Stephen Fanning (“Employee”).

     In consideration of the promises, terms and conditions set forth in this Agreement, the parties agree as follows:

     1. Position. Commencing August 13, 2001 and continuing during the term of this Agreement, Company will employ Employee, and Employee will serve Company, as the Company’s President and Chief Executive Officer. Employee will be elected to the Company’s Board of Directors promptly after the commencement of his employment.

     2. Duties. Employee will perform the duties of President and Chief Executive Officer set forth in the Company’s Bylaws, and shall report to and be subject to the direction of the Company’s Board of Directors. Without limiting the foregoing, Employee shall also work with the Company’s Chairman of the Board to develop a strategic plan for the Company. Employee will comply with and be bound by the Company’s operating policies, procedures, and practices from time to time in effect during Employee’s employment, including any insider trading policies. Employee understands that he will be subject to the provisions of the Securities Exchange Act of 1934, as amended, applicable to officers of companies with securities registered under such act. Employee will perform his duties under this Agreement at the offices of Company, provided, that Employee may be required to travel in connection with the performance of his duties hereunder. Employee hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement, contract or obligation to which he is a party or by which he is bound.

     3. Exclusive Service. Employee will devote his full working time exclusively to this employment and will use his best efforts to carry out his duties and advance the Company’s interests. Employee will not have any other employment, consulting or similar relationship during the term of his employment by the Company without the prior express written consent of the Company’s Chairman of the Board, which consent shall be in the Chairman’s discretion. Notwithstanding the foregoing, after Employee has been employed by the Company for 12 months he may accept and maintain a position on the Board of Directors of one other corporation, upon advance written notice to the Company, so long as the Company’s Board of Directors does not, in its sole discretion, determine that such outside Board membership will or is likely to have an adverse impact on Employee’s ability to satisfactorily discharge his responsibilities to the Company.

     4. Term of Agreement. This Agreement will commence on the Effective Date, and will continue until the earlier of August 13, 2004 or when terminated pursuant to Section 9 hereof.

     5. Compensation and Benefits.

          5.1 Base Salary. The Company agrees to pay Employee an initial salary (the “Base Salary”) of Four Hundred Thousand Dollars ($400,000) per year. Such salary will be reviewed at least once each year by the Company’s Board of Directors or Compensation Committee. Employee’s salary will be payable as earned in accordance with the Company’s customary payroll practice and will be subject to such deductions or withholdings as are required by law.

          5.2 Employee Benefit Plans; Vacation. Employee will be eligible to participate in Company’s employee benefit plans of general application, including life, health, and dental insurance, in accordance with the rules established for individual participation in any such plan and applicable law. Employee will be entitled to twenty (20) days of vacation per year in accordance with the Company’s vacation policy.

          5.3 Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, provided that such expenses are in accordance with the Company’s applicable policy and are properly documented and accounted for in accordance with Company policy. The Company will provide Employee with a corporate credit card for use for Company business.

          5.4 Cash Bonus. Employee will be eligible to earn a cash bonus (“Cash Bonus”) of up to seventy-five percent (75%) of his Base Salary paid for calendar year 2001 and each full calendar year thereafter, based on performance criteria (the “Criteria”) to be agreed to between the Board of Directors or its Compensation Committee and Employee. As soon as practical after December 31 of each applicable year, the Company’s Board of Directors or Compensation Committee will approve the payment to the Employee of a Cash Bonus based on actual performance relative to the Criteria.

          5.5 Stock Options. Employee shall be granted one or more options under the Company’s 1997 Equity Incentive Plan (the “Options”) to purchase an aggregate of Two Hundred Thousand (200,000) shares of the Company’s Common Stock at the fair market value of such stock as determined by the Company’s Board of Directors or Compensation Committee on the date that Employee’s employment commences. The options shall be incentive stock options to the extent permitted by law. The Options shall vest over 5 years at the rate of 20% per year, with the first 20% to vest on the first anniversary of the commencement of Employee’s employment, and otherwise be pursuant to the terms of the Company’s current standard stock option documents.

     6. Relocation Assistance

          6.1 Costs Associated with Sale of Old Residence. The Company shall reimburse Employee for any brokerage commissions and other costs incurred upon the sale of his current residence in Gwyned, Pennsylvania (the “Old Residence”), up to a maximum of $48,000.

          6.2 Costs Associated with Move. The Company will reimburse Employee’s costs associated with moving his household goods and motor vehicles from his Old Residence to the San Francisco Bay Area, and household goods storage for up to six months, up to a maximum of $120,000.

          6.3 Interim Expenses. The Company will reimburse Employee’s temporary living expenses in the San Francisco Bay Area and weekly round-trip travel to Gwyned, Pennsylvania, and up to three round-trip flights and one one-way trip by Employee’s spouse, until the earlier of Employee’s relocation to the San Francisco Bay Area or six months from the date hereof, up to a maximum of $45,000.

          6.4. Costs Associated with Purchase of New Residence. The Company will reimburse Employee for the “one time” costs associated with the purchase of a house in the San Francisco Bay Area (the “New Residence”), excluding the payment of loan points, up to a maximum of $50,000.

          6.5 Tax Gross-Up. The Company will “gross-up” Employee for any Federal and California income taxes payable by Employee on account of any expenses that are not deductible by Employee and that are reimbursed by the Company pursuant to Sections 6.1 through 6.4 above, up to a maximum of $100,000.

          6.6 Repayment by Employee in Event of Voluntary Termination or Termination for Cause within 36 months. In the event that Employee voluntarily terminates his employment with the Company within 36 months of the commencement of such employment (other than pursuant to disability or death), or Company terminates Employee for Cause (as defined below) within such 36 month period, then Employee shall repay to Company, within six months, any amounts paid to Employee pursuant to this Section 6.

     7. Company Loans to Employee.

          7.1 $400,000 Loan Upon Purchase of New Residence. Upon Employee’s purchase of the New Residence, the Company will provide Employee with an interest free loan of Four Hundred Thousand Dollars ($400,000) (the “$400,000 Loan”), provided that the New Residence appraises at more than the amount of all debt (including the $400,000 Loan) on the property. The $400,000 Loan shall be secured by a deed of trust (the “$400,000 Deed of Trust”) on the New Residence. The $400,000 Deed of Trust shall be subordinate to any deed of trust Employee grants on the New Residence to a bank or other financial institution for a loan to purchase the New Residence. Employee will be prohibited from selling, transferring or otherwise disposing of any interest in the New Residence while any obligations are outstanding under the $400,000 Loan. The $400,000 Loan shall be due and payable in full on the earlier of: (i) August 13, 2004, (ii) 6 months after Employee’s termination of employment with the Company, whether due to voluntary termination, termination by the Company with or without cause, termination by the Employee for good reason, or other reasons, (iii) Employee’s default under any loan secured by the New Residence or (iv) the sale, transfer or other disposition of the New Residence. Notwithstanding the foregoing, one-half of the principal amount of the $400,000 Loan (i.e., $200,000) shall be forgiven if Employee remains continuously employed by the Company from August 13, 2001 through August 13, 2004. Employee shall be responsible for all taxes arising from any loan forgiveness or the interest-free aspect of this loan, and the Company will entitled to withhold appropriate amounts for tax purposes.

          7.2 $725,000 Loan. Upon commencement of Employee’s employment with the Company, the Company will provide Employee with an interest-free loan of Seven Hundred Twenty-Five Thousand Dollars ($725,000) (the “$725,000 Loan”). The $725,000 Loan will not be secured (but will be full recourse). The $725,000 Loan shall be due and payable on the earlier of (i) August 13, 2004 or (ii) six (6) months after Employee’s termination of employment with the Company, whether due to voluntary termination, termination by the Company with or without cause, termination by the Employee for good reason, or other reasons. Notwithstanding the foregoing, one-third of the principal amount of the Loan (i.e., $241,667) shall be forgiven on each of the first, second and third anniversaries of the commencement of Employee’s employment, so long as Employee has remained continuously employed by the Company until such date. Employee shall be responsible for all taxes arising from any loan forgiveness or the interest-free aspect of this loan, and the Company will be entitled to withhold appropriate amounts for tax purposes.

          7.3 Other Loan Terms. In connection with the loans set forth in Sections 7.1 and 7.2 above (the “Loans”) Employee and Employee’s spouse shall execute any documents reasonably requested by Company, including loan and security agreements, promissory notes and deeds of trust. Such documents shall have such other terms and provisions as are typical for residential/personal loans, including standard default provisions and a provision regarding the payment of fees and expenses, including reasonable attorneys’ fees, incurred enforcing or collecting the Loans. Additionally, the Loans shall provide that they are to be forgiven if Employee dies or becomes permanently disabled while he is an employee of the Company. Employee acknowledges that nothing herein will limit the Company’s right to terminate Employee’s employment at any time, in its discretion, pursuant to Section 9.1(b) hereof.

     8. Proprietary Rights. Employee hereby agrees to execute an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit A.

     9. Termination.

          9.1 Events of Termination. Employee’s employment with the Company shall terminate upon any one of the following:

(a) the Company’s termination of Employee for “cause” as defined under Section 9.2 below (“Termination for Cause”); or

(b) the effective date of a written notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”); or

(c) the effective date of Employee’s voluntary termination of his employment with the Company (“Voluntary Termination”); or

(d) the Employee’s termination of his employment for “good reason”, as defined under Section 9.3 below (“Termination by Employee for Good Reason”).

     9.2 “Cause” Defined. For purposes of this Agreement, “cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:

(a) a material failure or refusal by Employee to diligently perform his duties to the Company, including his obligations under this Agreement; provided that the Company will provide Employee with 30 days advance notice to remedy the situation, if such is not unreasonable under the circumstances, and provided further that the Company will not be required to provide notice of similar types of failures or refusals more than once during the term of this Agreement;

(b) misconduct by Employee that is materially detrimental to, or materially discredits, the reputation, character or standing of the Company, including the commission of a felony crime;

(c) conduct by Employee that is intended to do injury to the Company; or

(d) disability that prevents Employee from performing his duties more than 90 days in any 360 day period; or Employee’s death.

     9.3 “Good Reason” Defined. For purposes of this Agreement, “good reason” for Employee’s termination of his employment will exist at any time after the happening of one or more of the following events:

(a) any material diminution of Employee’s duties or authority with the Company as specified in this Agreement, or the assignment of duties and responsibilities inconsistent with Employee’s status as President and CEO of the Company, any of which are made without Employee’s express written consent;

(b) a reduction in salary or material reduction in benefits without the express prior written consent of the Employee;

(c) any breach of the Company of any material obligation of the Company under this Agreement or any stock option agreement; or

(d) a reassignment which requires Employee to move his principal work location more than fifty (50) miles from the principal office of the Company maintained at the time of execution of this Agreement.

The Employee shall be required to give the Company thirty (30) days prior written notice to terminate his employment for good reason. The Company shall then have the opportunity, during said thirty-day period, to remedy or cure the circumstances which are the basis for Employee’s ability to terminate his employment for good reason, and Employee shall not be able to terminate his employment for good reason if the Company does so remedy or cure the circumstances within such thirty-day period.

     10. Effect of Termination.

          10.1 Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 9.1(a) or 9.1(c), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

          10.2 Termination Without Cause or Termination by Employee for Good Reason. In the event of any termination of this Agreement pursuant to Sections 9.1(b) or 9.1(d),

(a) the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination,

(b) for thirteen (13) months after the date of termination the Company shall continue to pay Employee his Base Salary under Section 5.1 above at Employee’s then-current salary, less applicable deductions and withholding taxes, payable on the Company’s normal payroll dates during that period,

(c) for thirteen (13) months after the date of termination the Company shall continue Employee’s coverage under the Company’s benefit plans of general application, or similar plans, at the Company’s expense, provided, however, that if Employee secures other employment during such period that provides similar coverage, then the Company’s obligation shall terminate.

     11. Termination in Connection with a Change in Control.

          11.1 Compensation. If, during the term of this Agreement, the Company undergoes a Change in Control (as defined below), and Employee is Terminated (as defined below), then, in place of the Company’s obligations under Section 10, the Company shall:

(a) pay Employee the compensation and benefits otherwise payable to Employee under Section 5, through the date of termination;

(b) pay Employee, for thirteen (13) months after the date of termination, his Base Salary under Section 5.1 above, at Employee’s then-current salary, plus a 75% bonus, less applicable deductions and withholding taxes, payable on the Company’s normal payroll/bonus payment dates during that period;

(c) continue Employee’s coverage under the Company’s benefit plans of general application, or similar plans, at the Company’s expense, for thirteen (13) months after the date of termination, provided, however, that if Employee secures other employment during such period that provides similar coverage, the Company’s obligation under this subsection (c) shall terminate;

(d) accelerate the vesting of the Options;

(e) forgive the 50% of the $400,000 Loan that is potentially to be forgiven pursuant to Section 7.1 hereof, if it has not already been forgiven; and

(f) forgive the $725,000 Loan, to the extent it has not already been forgiven.

          11.2 Definitions. For purposes of this Section 11:

(a) a “Change in Control” shall mean a transaction or series of related transactions (such as a merger, consolidation, sale of assets or tender offer) whereby the Company’s stockholders immediately prior to the transaction or series of related transactions own less than a majority of the Company’s voting stock, or the voting stock of the surviving entity of any such transaction or series of related transactions, after such transaction, on account of shares held by such stockholders in the Company immediately prior to such transaction or series of related transactions; and

(b) “Terminated” shall mean that Employee is not offered a position in the surviving entity in the Change in Control, or an affiliate of such company, including the Company, that is similar in responsibility and compensation to the position Employee held in the Company prior to the Change in Control, within 50 miles of the Company’s executive office prior to the Change in Control, and maintained in that position for at least twelve (12) months after the Change in Control, except for Cause. For the avoidance of doubt, if Employee is offered and maintained in a position where he continues to be the chief executive of the primary portion of the business that was operated by the Company prior to the Change in Control, at similar compensation and within 50 miles of the previous executive office, then he will not be deemed to have been “Terminated”, even if he is not the President or Chief Executive Officer of the surviving company.

          11.3 Taxes. Employee shall be responsible for all taxes arising from any loan forgiveness or other payment or compensation made pursuant to this Section 11, and the Company will be entitled to withhold appropriate amounts for tax purposes. If any amounts payable to Employee under this Section 11 are characterized as “excess parachute payments” pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and Employee thereby would be subject to any United States federal excise tax due to that characterization, then Employee may elect, in Employee’s discretion, to reduce the amounts payable under this Agreement or to not have any applicable portion of the Option not vest, to avoid any “excess parachute payments” under Section 280G(b)(1) of the Code.

     12. Release. As a condition to the Company’s obligations under Sections 10.2(b) and (c) and 11, the Company may require Employee to enter into a mutual release in form and substance satisfactory to the Company and Employee in their reasonable discretion.

     13. Non- Solicitation. So long as Employee is an employee of the Company or any affiliate and for one (1) year thereafter, Employee shall not, directly or indirectly, either for himself or for any other person or entity, directly or indirectly, solicit, induce or assist another to solicit or induce any employee, consultant, customer or supplier of the Company or any affiliate to terminate his, her or its relationship with the Company or such affiliate.

     14. Post-Employment Consultancy. Upon the termination of Employee’s employment with the Company for any reason, the Company may, at its option, retain Employee as a consultant to the Company for an additional one year period. The Company may exercise such right by providing written notice to such effect to the Employee within 30 days after his last day of employment. If the Company elects to retain Employee as a consultant, Employee’s responsibilities in such position shall be to assist in the transition to a new Chief Executive Officer, provide strategic advice to the Company and to otherwise provide such counsel and advice as the Company shall reasonably request of a senior consultant. In such capacity Employee shall report directly to the Chairman of the Board of the Company, shall not be required to provide services to the Company for more than 10 hours per month, and shall not be required to travel. Employee shall continue to be bound by his Employee Invention Assignment and Confidentiality Agreement during this period of consultancy, to the extent applicable to his consulting work, and shall not provide services (as an employee, consultant, Board member or otherwise) to, or otherwise assist, directly or indirectly, any other company involved in the development, manufacture or distribution of contact lenses during the consultancy period. The Company shall pay Employee Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) per month for his consulting services. The Company shall not be obligated to make any other payments or provide any other benefits to Employee on account of his consulting services, including, without limitation, the provision of employee benefits or continued option vesting. Notwithstanding the foregoing, the election of the Company to retain Employee as a consultant shall not limit in any way the Company’s obligations to make payments to Employee that are due upon termination of his employment, as otherwise set forth herein.

     15. Miscellaneous.

          15.1 Arbitration; Equitable Remedies. Employee and the Company agree to submit to mandatory binding arbitration in San Francisco, California any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the Company retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. In this regard, and without limiting any other rights of the Company, the Employee acknowledges that the Company places substantial value on his personal services and that he will have control over and access to the Company’s confidential information, and that the Company shall be entitled to obtain equitable relief in the event of any breach of Employee’s confidentiality, non-solicitation or non-competition during consultancy obligations. Any arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          15.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and agree to substitute a replacement provision to effect the intent of the parties to the extent permitted by law. All other provisions of this Agreement shall remain in full force and effect.

          15.3 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

          15.4 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any parent or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and/or assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

          15.5 Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

          15.6 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

          15.7 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

          15.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by (i) hand delivery, (ii) certified mail, return receipt requested, postage pre-paid, or (iii) nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or, two (2)

business days after mailing, if sent by mail, or after delivery to the courier if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company: Attention: If to Employee:	Ocular Sciences, Inc. 1855 Gateway Boulevard Suite 700 Concord, CA 94520 John Fruth Stephen Fanning 1271 Turnbury Lane Gwyned, PA 19436

          15.9 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both the male and female, and the word “or” is used in the inclusive sense.

          15.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but both of which, taken together, constitute one and the same agreement.

          15.11 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

          15.12 Surviving Provisions. Sections 6.5 and 6.6, the last sentence of each of Sections 7.1 and 7.2 and Sections 10-15 shall survive termination of this Agreement.

     IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement as of the date first above written.

OCULAR SCIENCES, INC		EMPLOYEE

By:	/s/ John Fruth	/s/ Stephen Fanning

Its:	President	Stephen Fanning